Exhibit 99.1

[LOGO of The PMI Group, Inc.]

NEWS RELEASE

Contacts:

Glen Corso / Matt Nichols

925.658.6429 / 925.658.6618

FOR IMMEDIATE RELEASE:

THE PMI GROUP, INC. REPORTS THIRD QUARTER 2003

NET INCOME PER SHARE of $0.67

Net income reduced by $0.20 per share due to Fairbanks Capital Charges

Walnut Creek, CA, October 22, 2003—The PMI Group, Inc. (NYSE:PMI) today announced net income per share for the quarter and nine months ended September 30, 2003 of $0.67 and $2.43, respectively, compared to $0.98 and $2.85 for the same periods in 2002. Net income for the quarter and nine months ended September 30, 2003 was $60.1 million and $219.2 million, respectively, compared to $89.3 million and $261.9 million for the same periods a year ago. In October, Fairbanks Capital Holdings Corporation and Fairbanks Capital Corporation, unconsolidated strategic investments of PMI, reached a proposed settlement of potential civil charges by the Federal Trade Commission (FTC) and the Department of Housing and Urban Development (HUD). This proposed settlement must be approved by the FTC Commissioners as well as HUD and its implementation is subject to obtaining necessary court approvals. The after tax per share effect on PMI’s equity in earnings from Fairbanks attributable to this proposed settlement and related charges was a loss of $0.20. See the Strategic Investments section of PMI Capital Corporation’s results later in this release for additional details.

Combined1 new primary insurance written in the quarter was $27.0 billion compared to $17.3 billion for the same period a year ago. Combined primary insurance in force at September 30, 2003 was $191.2 billion compared to $170.5 billion a year ago, an increase of 12 percent.

[1]	“Combined” includes results from U.S. Mortgage Insurance Operations (“U.S.MIO”), CMG, Mortgage Insurance Company and PMI Australia.

CONSOLIDATED RESULTS SUMMARY

(Dollars in millions except per share data)	Q3 2003	YTD 2003	Q3 2002	YTD 2002
Total revenues	$288.9	$882.4	$288.8	$828.4
Total losses and expenses	$197.7	$568.7	$163.6	$469.0
Net income	$60.1	$219.2	$89.3	$261.9
Diluted net income per share	$0.67	$2.43	$0.98	$2.85

Consolidated loss and loss adjustment expenses totaled $51.8 million and $165.9 million for the quarter and nine months ended September 30, 2003, respectively, compared to $45.6 million and $124.6 million for the same periods a year ago. Claims paid and loss adjustment expenses in the quarter and nine months ended September 30, 2003 increased over the comparable prior year periods primarily due to higher claims payments in U.S. Mortgage Insurance Operations.

Consolidated gross loss reserves grew to $364.2 million at September 30, 2003, a six percent increase over the third quarter 2002, led by gross loss reserve increases of $14.1 million in U.S. Mortgage Insurance Operations over the 12-month period.

BUSINESS SEGMENTS

THIRD QUARTER 2003 SEGMENT HIGHLIGHTS

(Dollars in millions)	U.S. MIO	International[2]	Title	Other[3]	Total
Premiums written	$138.3	$37.1	$79.6	$—	$254.9
Premiums earned	146.1	24.3	79.6	—	249.9
Equity in earnings/(losses)	3.1	—	—	(16.7)	(13.6)
Total revenues/(losses)	175.3	34.1	84.3	(4.7)	288.9
Total losses and expenses	92.0	1.1	77.0	27.6	197.7
Net income/(loss)	$58.5	$23.7	$4.7	$(26.8)	$60.1
(Certain amounts do not total due to rounding.)

U.S. Mortgage Insurance Operations

U.S. Mortgage Insurance Operations reported premiums written of $138.3 million and premiums earned of $146.1 million for the quarter compared to $141.0 million and $150.8 million, respectively, for the same period a year ago. The decrease in premiums written and premiums

[2]	“International” includes the results of PMI Australia, PMI Europe and the results of operations for Hong Kong.
[3]	“Other” includes the results from the holding company and PMI Mortgage Services Co. and equity in earnings from Fairbanks Capital, RAM Re and Truman Fund.

earned reflects the combined impact of lower persistency (resulting in reduced insurance in force levels from 12 months earlier) and higher premium cessions under captive reinsurance agreements.

NEW MORTGAGE INSURANCE WRITTEN

(Dollars in billions)	Q3 2003	YTD 2003	Q3 2002	YTD 2002
Domestic[4] new primary mortgage insurance written	$19.8	$51.0	$13.1	$38.4
Excluding CMG	$17.5	$45.4	$11.8	$34.6
Bulk transactions	$1.8	$5.7	$0.5	$2.4
Domestic mortgage pool insurance written	$3.4	$7.5	$3.9	$13.5

Domestic primary new insurance written increased to $19.8 billion for the quarter compared to $13.1 billion for the same period a year ago due to higher writings of both flow and bulk business driven by higher levels of loan originations. Bulk transactions totaled $1.8 billion for the quarter compared to $0.5 billion for the same period a year ago.

MORTGAGE INSURANCE IN FORCE

(Dollars in billions)	as of 9/30/03	as of 12/31/02	as of 9/30/02
Domestic primary insurance in force	$116.7	$118.5	$119.9
Excluding CMG	104.6	107.6	109.6
Domestic primary risk in force	27.1	27.7	28.1
Excluding CMG	24.5	25.2	25.7
Domestic primary persistency rate	42.4%	56.6%	59.7%
Excluding CMG	41.9%	56.2%	59.4%

Domestic primary insurance in force grew to $116.7 billion from $115.2 billion at June 30, 2003. The increase in primary insurance in force was a result of strong levels of new primary insurance written partially offset by record low persistency.

The persistency of our primary mortgage insurance in force excluding CMG declined to 41.9 percent, a record low, from 46.3 percent at June 30, 2003 and 56.2 percent at December 31, 2002. Persistency measures the percentage of insurance in force one year ago that remains in force.

The record level of new insurance written for the year as well as the record low persistency rate is largely a result of the very high level of mortgage refinance activity brought about by historic low mortgage interest rates. Declines in mortgage interest rates generally result in an increase in borrower refinance activity.

[4]	“Domestic” includes results from U.S. Mortgage Insurance Operations and CMG.

According to The Mortgage Bankers Association of America (MBA) Weekly Mortgage Applications Survey for the week ending October 10, 2003, mortgage refinance index decreased approximately 77 percent to 2,340.1 on a seasonally adjusted basis from its high of 9,977.8 for the week ended May 30, 2003.

CLAIMS PAID

(Dollars in millions)	Q3 2003	YTD 2003	Q3 2002	YTD 2002
Claims paid – excluding CMG
Primary – traditional flow	$27.2	$80.0	$17.8	$51.1
Primary – bulk	15.3	44.2	7.1	17.9

Total Primary	42.5	124.2	24.9	69.0
Pool – all	4.7	12.4	3.0	7.9

Total claims paid – excluding CMG	$47.2	$136.6	$27.9	$76.9

PMI’s U.S. Mortgage Insurance Operations reported primary claims paid of $42.5 million for the quarter, compared to $24.9 million for the same period a year ago. The increase in primary claims paid was a result of an increase in the average primary claim paid amount and an increase in the percentage of delinquent loans going to claim. The increase in the average primary claim paid amount was primarily caused by increases in the average balance of loans going to claim and deeper coverage amounts, principally on bulk loans which were a larger percentage of all claims in the third quarter and first nine months of 2003 than in the same periods in 2002. For the nine months ended September 30, 2003, the size of the average primary claim paid increased to $23,167 compared to $19,730 for the nine months ended September 30, 2002. The increase in the percentage of delinquent loans going to claim was caused primarily by higher levels of unemployment in the economy and the seasoning of the primary portfolio.

Pool claims paid totaled $4.7 million and $12.4 million for the quarter and year-to-date compared to $3.0 million and $7.9 million for the same period a year ago. The increase was due to the higher levels of unemployment in the economy and the seasoning of our pool insurance portfolio.

In June of this year, PMI updated guidance for the range of loss and loss adjustment expense for US Mortgage Insurance for 2003 it expected by increasing the range to $210 million to $230 million from $195 million to $205 million. We now believe loss and loss adjustment expense will range from $215 million to $225 million for 2003 due to claims and delinquency developments slightly more favorable than forecast in June.

PRIMARY MORTGAGE INSURANCE AND POOL INSURANCE DEFAULT RATE

	as of 9/30/03	as of 12/31/02	as of 9/30/02
Domestic primary mortgage insurance	3.96%	3.84%	3.44%
Excluding CMG	4.36%	4.18%	3.72%
Excluding CMG and bulk transactions	3.77%	3.52%	3.09%
Bulk transactions only	8.95%	10.40%	9.38%
Pool insurance	4.18%	2.29%	1.94%

At September 30, 2003, PMI’s primary insurance delinquent loan inventory excluding CMG was 36,171 compared to 36,537 at December 31, 2002 and 33,285 at September 30, 2002. The year-over-year increase in primary insurance delinquent loan inventory was primarily due to higher levels of unemployment in the economy and the seasoning of the primary portfolio.

At September 30, 2003, the default rate of PMI’s pool insurance portfolio increased to 4.18 percent compared to 2.29 percent at December 31, 2002 and 1.94 percent at September 30, 2002. The increase in the default rate was a result of the increase in the inventory of delinquent loans and the decline in the number of policies in force. Delinquent inventory was 15,929 at September 30, 2003 compared to 12,929 at September 30, 2002. Pool risk in force as of September 30, 2003 was $2.8 billion. Approximately one-third of PMI’s pool risk in force is subject to a first-loss deductible.

PMI’s equity in earnings of CMG Mortgage Insurance Company increased to $3.1 million for the quarter, compared to $2.4 million for the same period a year ago.

PMI Capital Corporation

The results for PMI Capital Corporation include International Mortgage Insurance operations, Title Insurance and equity in the earnings from Fairbanks Capital, RAM Re and the Truman Fund.

PMI CAPITAL CORPORATION

COMPONENTS OF NET INCOME

(Dollars in millions)	Q3 2003	YTD 2003	Q3 2002	YTD 2002
International mortgage insurance	$23.7	$54.5	$10.3	$35.4
Equity in earnings of strategic investments after tax	(17.1)	(8.5)	7.6	19.8
Title insurance	4.7	10.8	4.1	9.7

Net Income in accordance with GAAP (Certain amounts do not total due to rounding)	$11.4	$56.8	$22.1	$64.9

International Mortgage Insurance Operations

International Mortgage Insurance Operations reported third quarter net income of $23.7 million compared to $10.3 million for the same period a year ago. The increase is primarily the result of the release of loss reserves in PMI Australia, an increase in premiums earned and investment income as well as the weakening of the U.S. dollar. The impact of the change in foreign exchange rates on net income was an increase of $3.0 million for the quarter and $5.0 million for the nine months ended September 30, 2003 based on the exchange rates at December 31, 2002.

Premiums written for the third quarter totaled $37.1 million compared to $20.8 million for the same period a year ago. The increase was the result of the high volumes of traditional primary insurance written and mortgage-backed securities insurance written by PMI Australia. New insurance written totaled $7.2 billion for the quarter and $16.5 billion for the nine months ended September 30, 2003 compared to $4.1 billion and $11.3 billion for the same periods in 2002, respectively. The strong levels of premiums written and new insurance written was driven by strong mortgage market activity in Australia and the opportunities created by a reduction in the number of market participants underwriting mortgage insurance compared to the same periods a year ago.

Losses and loss adjustment expenses/(benefit) for the third quarter 2003 and year-to-date was a benefit of ($6.6) million and ($6.7) million, respectively, compared to $2.7 million and $6.0 million for the same periods a year ago. For the quarter and nine months ended September 30, 2003, PMI Australia released $8.0 million and $11.1 million of loss reserves (excluding the balance sheet impact of changes in foreign exchange rates), respectively. The reduction in loss reserves was a result of the declining trend in the number of delinquent loans and claims paid by PMI Australia.

PMI Australia continued to benefit from strong economic conditions. Delinquent loan inventory declined to 1,403 from 1,660 at June 30, 2003 and 2,176 at December 31, 2002 as new delinquencies reported slowed. For the quarter and nine months ended September 30, 2003, claims paid totaled 52 and 189 compared to 123 and 409 for the same periods a year ago. The decline in the delinquent loan inventory and the number of claims paid was primarily due to strong home price appreciation and the overall strength of the Australian economy.

Primary insurance in force for PMI Australia was $74.5 billion at September 30, 2003 compared to $50.6 billion at September 30, 2002. The increase was primarily attributable to the strong levels of new insurance written.

In October, PMI Europe entered into a definitive agreement to acquire the UK lenders’ mortgage insurance portfolio from Royal & Sun Alliance Insurance Group plc (R&SA).

The portfolio to be acquired consists of UK residential mortgage loans originated in 1993 and subsequent years. The portfolio covers approximately $15 billion of original insured principal value and approximately $2 billion of remaining exposure. R&SA will transfer all loss reserves, unearned premium reserves and central provisions associated with the portfolio to PMI Europe totaling approximately $54.6 million as of July 1, 2003. Included in the reserves to be transferred is approximately $23.3 million in unearned premium reserve. R&SA has also agreed to provide excess-of-loss reinsurance to PMI Europe and TPG Re with respect to the acquired portfolio. Under the terms of the agreement, R&SA and PMI Europe have an agreement to share the economic benefits if loss performance is better than expected.

The acquisition is subject to U.K. regulatory approval, which is anticipated to take approximately six to nine months, and other customary conditions.

TPG Re, the parent of PMI Europe, has agreed to reinsure the R&SA portfolio to be acquired on a 100% quota share basis during the regulatory approval process. PMI Europe has guaranteed the obligations of TPG Re under the reinsurance arrangement.

In September, PMI Europe completed its largest German credit enhancement transaction to date with the assumption of approximately $25.3 million of first-loss credit risk on the unrated tranche of a German residential mortgage-backed security. The pool of residential mortgages insured amounts to approximately $1.2 billion.

Mortgage credit default swap guarantees in force for PMI Europe was $12.8 billion at September 30, 2003 compared to $8.6 billion at June 30, 2003, an increase of 49 percent.

Strategic Investments

On August 4, 2003, PMI announced that it was the lead investor in a group of co-investors that had agreed to acquire FGIC from GE. We continue to expect that the transaction will close by December 31, 2003.

PMI CAPITAL CORPORATION

EQUITY IN EARNINGS OF STRATEGIC INVESTMENTS

(Dollars in millions)	Q3 2003	YTD 2003	Q3 2002	YTD 2002
Fairbanks Capital	(20.9)[5]	(14.2)	6.6	14.9
Ram Re	1.3	2.7	1.2	3.2
Truman Fund	2.3	4.5	1.1	4.1

Total (pre-tax)	$(17.3)	$(6.9)	$8.9	$22.1
(Certain amounts do not total due to rounding)

[5]	Includes settlement and related charges of $19.1 million accrued in third quarter 2003.

PMI’s equity in earnings/(loss) before tax of Fairbanks Capital, RAM Re and the Truman Fund was approximately ($17.3) million for the quarter and ($6.9) million for the nine months ended September 30, 2003 compared to $8.9 million and $22.1 million for the same periods a year ago.

The decrease in equity in earnings was primarily a result of losses attributable to Fairbanks. Fairbanks’ loss for the quarter was largely a result of its recording aggregate expenses of approximately $55 million before tax in connection with the FTC and HUD proposed settlement, the related estimated costs of such settlement, estimated costs of potential settlements of certain of the putative class actions and the estimated costs and fines relating to certain pending state regulatory actions. PMI’s proportionate share of such expected aggregate expenses was $17.8 million after tax.

Fairbanks has reached a proposed settlement of the potential FTC and HUD civil charges. If approved by the FTC Commissioners and HUD, the agreement will resolve both the FTC and HUD civil investigations. The terms of the proposed settlement require changes in Fairbanks’ operations and the creation of a $40 million fund for the benefit of consumers allegedly harmed by Fairbanks. PMI expects to guarantee or fund approximately two-thirds of Fairbanks’ obligations under a $30 million letter of credit to be obtained by Fairbanks to fund a portion of the $40 million fund. Implementation of any settlement approved by FTC and HUD will be subject to obtaining necessary court approvals.

The recording of expenses and liabilities by Fairbanks in connection with the proposed settlement and related matters referred to above could lead to events of default under Fairbanks’ existing credit arrangements. Although Fairbanks is seeking confirmation that the recording will not result in any event of default, we cannot be sure that this confirmation will be obtained.

In connection with the proposed settlement reached by Fairbanks, PMI evaluated its total investment in Fairbanks Capital of approximately $144.6 million consisting of $119.4 million book value of equity investment and $25.2 million of related party receivables as of September 30, 2003 and determined that there was no other than temporary decline in the carrying value and, accordingly, PMI has not recognized an impairment charge with respect to its total investment. PMI will monitor Fairbanks’ business prospects, the status of regulatory and litigation matters involving Fairbanks and developments in Fairbanks’ negotiations with its lenders. PMI will continue to evaluate its investment balance for potential impairment in accordance with generally accepted accounting principles.

During October, PMI guaranteed approximately $7 million of obligations owed by Fairbanks to its principal lenders in connection with the refinancing of amounts owed to another creditor.

PMI’s equity in earnings in the third quarter from Ram Re increased to $1.3 million from $1.2 million compared to the third quarter of 2002, but declined to $2.7 million for the nine months ended September 30, 2003 from $3.2 million compared to the same period a year ago. The increase in the third quarter was due to the increase in PMI’s investment in Ram Re partially offset by a $1.9 million of other than temporary impairments to their investment portfolio (PMI’s share is $0.3 million after tax). The year-to-date results were caused by RAM Re’s $4.1 million increase to its provisions for losses in the first quarter, following similar action taken by the primary insurers reinsured by RAM Re in connection with securities they have insured. PMI’s share of the increase to loss provisions was $1.0 million.

Equity in the earnings of Truman was $2.3 million and $4.5 million, respectively, for the quarter and nine months ended September 30, 2003 compared to $1.1 million and $4.1 million for the same periods a year ago.

Effective September 30, 2003, PMI sold its ownership interest in Truman for $6.5 million resulting in a $2.3 million after-tax capital loss. Including its initial investment in Truman, PMI contributed an aggregate of $13.6 million in capital to Truman to date and received $8.3 million in capital distributions and $6 million in distributed earnings prior to the sale of its investment.

Title Insurance

PMI’s Title Insurance Operations reported net income of $4.7 million for the quarter compared to $4.1 million for the same period a year ago. Premiums earned increased to $79.6 million for the quarter from $63.4 million for the same period a year ago. Other underwriting and operating expenses increased to $71.9 million for the quarter from $56.8 million for the same period a year ago. Losses and loss adjustment expense totaled $5.0 million for the quarter compared to $3.2 million for the same period a year ago. The increases in premiums earned and total expenses were a result of the high level of business activity as well as a change in the mix of business between direct and agency business throughout the year.

Other

PMI’s Other business segment, which consists of revenue and expenses of the holding company, equity in earnings from unconsolidated subsidiaries other than CMG, and contract underwriting operations, had a net loss of $26.8 million for the quarter and $32.7 million for the nine months ended September 30, 2003 compared to net income of $1.3 million and net loss of $0.6 million for the same periods a year ago. The results were caused primarily by a decrease in our equity in earnings of Fairbanks, partially offset by an increase in contract underwriting fees from the comparable periods.

Other underwriting and operating expenses were $21.7 million for the quarter and $63.0 million for the nine months, compared to $19.5 million and $50.6 million for the same period in 2002. The increase was primarily due to greater contract underwriting expenses related to higher loan volume.

About The PMI Group, Inc.

The PMI Group, Inc. (NYSE:PMI) headquartered in Walnut Creek, California is an international provider of credit enhancement products and lender services that promote homeownership and facilitate mortgage transactions in the capital markets. Through its wholly owned subsidiaries and unconsolidated strategic investments, the company offers residential mortgage insurance and credit enhancement products domestically and internationally, lender services and financial guaranty reinsurance.

PMI is an advocate of affordable housing and supports a number of organizations that foster greater access to affordable housing. PMI’s approach to affordable housing lending is to develop products and services that assist responsible borrowers who may not qualify for mortgage loans under traditional underwriting practices.

Cautionary Statement: Statements in this press release that are not historical facts, and that relate to future plans, events or performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to PMI’s loss and loss adjustment expenses for 2003, the investor group’s proposed acquisition of FGIC, PMI Europe’s proposed acquisition of the UK lenders’ mortgage insurance portfolio of Royal & Sun Alliance Insurance Group plc and Fairbanks’ proposed settlement with the FTC and HUD and a confirmation from its lenders related to the recorded settlement amounts. If an event of default were to occur under Fairbanks’ credit facilities and one or more lenders under Fairbanks’ credit facilities were to accelerate the indebtedness owing to them, Fairbanks’ business, consolidated financial condition and results of operations, and our investment in Fairbanks, could be materially adversely affected. Readers are cautioned that these forward-looking statements by their nature involve risk and uncertainty because they relate to events and depend on circumstances that will occur in the future. Many factors could cause actual results and developments to differ materially from those expressed or implied by these forward-looking statements, including, among others, conditions affecting the financial guaranty or mortgage insurance industries and general economic conditions, and the possibility that the acquisitions will not close and the possibility that either closing may be delayed. Many factors could cause actual results and developments with respect to any Fairbanks’ settlement with the FTC and HUD to differ materially from those expressed or implied by these forward-looking statements, including the actions of the FTC and HUD and other matters that are conditions to the implementation of the proposed settlements that are not within the control of PMI. Risks and uncertainties that could affect us are discussed in our various Securities and Exchange Commission filings, including our Registration Statement filed with the SEC, as amended September 30, 2003, our report on Form 10-K for the year ended December 31, 2002 and our report on Form 10-Q for the quarter ended June 30, 2003.

# # #

THE PMI GROUP, INC. AND SUBSIDIARIES

FINANCIAL AND OPERATING RESULTS FOR PERIOD ENDING SEPTEMBER 30, 2003

Contents

Consolidated Statements of Operations and Balance Sheets	Page 2

Business Segments Results of Operations	Page 3-4

Business Segments Balance Sheets	Page 5

U.S. Mortgage Insurance Operations Analysis of Loss Reserves and Statistical Information	Page 6

U.S. Mortgage Insurance Operations and CMG Statistical Information	Page 7

International Mortgage Insurance Operations	Page 8

Please refer to the following when noted:

(1)	The Company's investments and equity earnings in unconsolidated subsidiaries as of September 30, 2003 included CMG, RAM Reinsurance, Fairbanks Capital, and other limited partnership interests. In September 2003, the Company sold its investment in Truman Fund, which had been accounted for under the equity method of accounting. Equity earnings of Truman Fund for the third quarter and the first nine months of 2003 were reported in equity in earnings of unconsolidated subsidiaries, and the loss on the sale of Truman Fund was recorded in realized investment gains and losses.

(2)	Company obligated mandatory redeemable preferred capital securities of subsidiary trust holding solely junior subordinated deferrable interest debentures of the Company. These securities have been classified as liabilities in accordance with the adoption of Statement of Financial Accounting Standards ("SFAS") No. 150.

(3)	U.S. Mortgage Insurance Operations include the operating results of PMI Mortgage Insurance Co. and affiliated U.S. mortgage insurance and reinsurance companies. In addition, CMG and its affiliates are included under the equity method of accounting in equity earnings of unconsolidated subsidiaries.

(4)	International Mortgage Insurance Operations include PMI Australia, PMI Europe and PMI's Hong Kong reinsurance operations. Financial results of International Operations are subject to currency rate risk.

(5)	The "Other" segment includes the activity of the holding company, equity investments in unconsolidated subsidiaries, and the operating results of PMI Mortgage Services Co.

(6)	Pool insurance includes modified pool, GSE pool, old pool and all other pool insurance products.

(7)	Represents statutory risk to capital ratio for PMI Mortgage Insurance Co.

(8)	Upon the adoption of SFAS No. 142 "Goodwill and Other Intangible Assets" effective January 1, 2002, the Company realized a gain of $7.2 million for the remaining balance of negative goodwill recorded in connection with the acquisition of PMI Ltd in 1999. There was no tax provision on this change in accounting principle. The amortization of negative goodwill was reported in operating earnings prior to the adoption of SFAS No. 142.

(9)	The interim financial and statistical information contained in this material are unaudited. Certain prior year information has been reclassified to conform to the current year's presentation.

(10)	Expense ratio is the ratio (expressed as a percentage) of (i) underwriting expenses to (ii) net premiums written, determined in accordance with GAAP. The expense ratio is a key indicator of an insurer's efficiency of administration. Generally, the lower the expense ratio, the more cost efficient the insurer is in managing its business. For the nine months ended 2002, the expense ratio included $9.3 million of relocation expenses.

THE PMI GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
	(Dollars in thousands, except per share data)		(Dollars in thousands, except per share data)
Net premiums written	$254,942	$225,229	$735,997	$689,683

Revenues
Premiums earned	$249,949	$228,924	$725,377	$666,055
Interest and dividend income	36,300	34,224	104,980	98,972
Equity in earnings (losses) of unconsolidated subsidiaries (1)	(13,576)	11,954	926	31,730
Net realized investment gains (losses)	1,211	1,226	4,614	(813)
Other income	15,063	12,470	46,540	32,463

Total revenues	288,947	288,798	882,437	828,407

Losses and expenses
Losses and loss adjustment expenses	51,770	45,624	165,884	124,635
Amortization of policy acquisition costs	22,204	20,111	66,278	61,931
Other underwriting and operating expenses	117,772	92,254	319,916	253,824
Lease abandonment and relocation costs	—	—	—	12,183
Interest expense	4,949	4,644	13,976	13,391
Distributions on mandatorily redeemable preferred securities (2)	1,007	1,007	2,669	3,022

Total losses and expenses	197,702	163,640	568,723	468,986

Income before income taxes	91,245	125,158	313,714	359,421
Income taxes	31,114	35,818	94,517	104,708

Income before cumulative effect of a change in accounting principle	60,131	89,340	219,197	254,713
Cumulative effect of a change in accounting principle (8)	—	—	—	7,172

Net income	$60,131	$89,340	$219,197	$261,885

Diluted weighted average common shares outstanding (shares in thousands)	90,268	91,647	90,031	91,806

Diluted net income per share	$0.67	$0.98	$2.43	$2.85

CONSOLIDATED BALANCE SHEETS

	September 30, 2003	December 31, 2002	September 30, 2002
	(Dollars in thousands, except per share data)
Assets
Cash and investments, at fair value	$3,007,209	$2,737,482	$2,676,937
Investments in unconsolidated subsidiaries (1)	309,031	289,795	285,587
Reinsurance recoverable and prepaid premiums	51,586	63,924	67,250
Deferred policy acquisition costs	95,929	85,210	84,947
Related party receivables	27,281	1,844	2,181
Other assets	388,707	338,794	333,228

Total assets	$3,879,743	$3,517,049	$3,450,130

Liabilities
Reserve for losses and loss adjustment expenses	$364,157	$350,841	$343,525
Unearned premiums	274,889	232,877	236,047
Long-term debt	422,950	422,950	422,950
Mandatorily redeemable preferred securities (2)	48,500	48,500	48,500
Other liabilities	293,681	268,048	269,803

Total liabilities	1,404,177	1,323,216	1,320,825
Shareholders' equity	2,475,566	2,193,833	2,129,305

Total liabilities and shareholders’ equity	$3,879,743	$3,517,049	$3,450,130

Book value per share	$27.78	$24.42	$23.61

THE PMI GROUP, INC. AND SUBSIDIARIES

BUSINESS SEGMENTS RESULTS OF OPERATIONS

	U.S. Mortgage Insurance Operations (3)	International Mortgage Insurance Operations (4)	Title Insurance	Other (5)	Consolidated Total
	Three Months Ended September 30, 2003
	(Dollars in thousands)
Net premiums written	$138,286	$37,055	$79,601	$—	$254,942

Revenues
Premiums earned	$146,090	$24,257	$79,602	$—	$249,949
Interest and dividend income	22,152	9,093	885	4,170	36,300
Equity in earnings (losses) of unconsolidated subsidiaries (1)	3,094	—	—	(16,670)	(13,576)
Net realized investment gains (losses)	4,011	693	271	(3,764)	1,211
Other income	(95)	82	3,510	11,566	15,063

Total revenues (losses)	175,252	34,125	84,268	(4,698)	288,947

Losses and expenses
Losses and loss adjustment expenses	53,356	(6,611)	5,025	—	51,770
Amortization of policy acquisition costs	19,592	2,612	—	—	22,204
Other underwriting and operating expenses	18,943	5,135	71,949	21,745	117,772
Interest expense	65	—	—	4,884	4,949
Distributions on redeemable preferred securities (2)	—	—	—	1,007	1,007

Total losses and expenses	91,956	1,136	76,974	27,636	197,702

Income (loss) before income taxes	83,296	32,989	7,294	(32,334)	91,245
Income tax (benefit)	24,819	9,277	2,584	(5,566)	31,114

Net income (loss)	$58,477	$23,712	$4,710	$(26,768)	$60,131

Expense Ratio (10)	27.9%	20.9%	86.6%	n/a	n/a
Loss ratio	36.5%	(27.3%)	6.0%	n/a	n/a
Combined ratio	64.4%	(6.4%)	92.6%	n/a	n/a

	Three Months Ended September 30, 2002
	(Dollars in thousands)
Net premiums written	$141,025	$20,783	$63,421	$—	$225,229

Revenues
Premiums earned	$150,751	$14,752	$63,421	$—	$228,924
Interest and dividend income	21,513	7,514	641	4,556	34,224
Equity in earnings of unconsolidated subsidiaries (1)	2,427	—	—	9,527	11,954
Net realized investment gains (losses)	2,016	(381)	—	(409)	1,226
Other income	28	1	2,455	9,986	12,470

Total revenues	176,735	21,886	66,517	23,660	288,798

Losses and expenses
Losses and loss adjustment expenses	39,766	2,702	3,156	—	45,624
Amortization of policy acquisition costs	19,030	1,081	—	—	20,111
Other underwriting and operating expenses	11,520	4,359	56,846	19,529	92,254
Interest expense	48	—	—	4,596	4,644
Distributions on redeemable preferred securities (2)	—	—	—	1,007	1,007

Total losses and expenses	70,364	8,142	60,002	25,132	163,640

Income (loss) before income taxes	106,371	13,744	6,515	(1,472)	125,158
Income tax (benefit)	32,729	3,424	2,394	(2,729)	35,818

Net income (loss)	$73,642	$10,320	$4,121	$1,257	$89,340

Expense Ratio (10)	21.7%	26.2%	86.3%	n/a	n/a
Loss ratio	26.4%	18.3%	4.8%	n/a	n/a
Combined ratio	48.1%	44.5%	91.1%	n/a	n/a

THE PMI GROUP, INC. AND SUBSIDIARIES

BUSINESS SEGMENTS RESULTS OF OPERATIONS

	U.S. Mortgage Insurance Operations (3)	International Mortgage Insurance Operations (4)	Title Insurance	Other (5)	Consolidated Total
	Nine Months Ended September 30, 2003
	(Dollars in thousands)
Net premiums written	$432,243	$92,907	$210,847	$—	$735,997

Revenues
Premiums earned	$447,670	$66,860	$210,847	$—	$725,377
Interest and dividend income	68,127	22,273	2,384	12,196	104,980
Equity in earnings (losses) of unconsolidated subsidiaries (1)	9,805	—	—	(8,879)	926
Net realized investment gains (losses)	5,548	943	318	(2,195)	4,614
Other income	79	389	9,917	36,155	46,540

Total revenues	531,229	90,465	223,466	37,277	882,437

Losses and expenses
Losses and loss adjustment expenses	156,465	(6,748)	16,167	—	165,884
Amortization of policy acquisition costs	58,603	7,675	—	—	66,278
Other underwriting and operating expenses	52,720	13,482	190,684	63,030	319,916
Interest expense	138	—	—	13,838	13,976
Distributions on preferred capital securities (2)	—	—	—	2,669	2,669

Total losses and expenses	267,926	14,409	206,851	79,537	568,723

Income (loss) before income taxes	263,303	76,056	16,615	(42,260)	313,714
Income tax (benefit)	76,716	21,597	5,789	(9,585)	94,517

Net income (loss)	$186,587	$54,459	$10,826	$(32,675)	$219,197

Expense Ratio (10)	25.8%	22.8%	86.4%	n/a	n/a
Loss ratio	35.0%	(10.1%)	7.3%	n/a	n/a
Combined ratio	60.8%	12.7%	93.7%	n/a	n/a

	Nine Months Ended September 30, 2002
	(Dollars in thousands)
Net premiums written	$461,664	$61,602	$166,417	$—	$689,683

Revenues
Premiums earned	$457,789	$41,849	$166,417	$—	$666,055
Interest and dividend income	64,968	17,674	1,775	14,555	98,972
Equity in earnings of unconsolidated subsidiaries (1)	8,816	—	—	22,914	31,730
Net realized investment gains (losses)	2,235	(1,707)	—	(1,341)	(813)
Other income	476	3	6,774	25,210	32,463

Total revenues	534,284	57,819	174,966	61,338	828,407

Losses and expenses
Losses and loss adjustment expenses	110,339	6,023	8,273	—	124,635
Amortization of policy acquisition costs	57,094	4,837	—	—	61,931
Other underwriting and operating expenses	44,166	7,620	151,471	50,567	253,824
Lease abandonment and relocation costs	9,281	—	—	2,902	12,183
Interest expense	118	6	—	13,267	13,391
Distributions on preferred capital securities (2)	—	—	—	3,022	3,022

Total losses and expenses	220,998	18,486	159,744	69,758	468,986

Income (loss) before income taxes	313,286	39,333	15,222	(8,420)	359,421
Income tax (benefit)	95,925	11,067	5,523	(7,807)	104,708

Income (loss) before cumulative effect of a change in accounting principle	217,361	28,266	9,699	(613)	254,713
Cumulative effect of a change in accounting principle (8)	—	7,172	—	—	7,172

Net income (loss)	$217,361	$35,438	$9,699	$(613)	$261,885

Expense Ratio (10)	23.9%	20.2%	87.5%	n/a	n/a
Loss ratio	24.1%	14.4%	4.8%	n/a	n/a
Combined ratio	48.0%	34.6%	92.3%	n/a	n/a

THE PMI GROUP, INC. AND SUBSIDIARIES

BUSINESS SEGMENTS BALANCE SHEETS

	U.S. Mortgage Insurance Operations (3)	International Mortgage Insurance Operations (4)	Title Insurance	Other (5)	Consolidated Total
	September 30, 2003
	(Dollars in thousands)
Assets
Cash and investments, at fair value	$1,882,529	$670,264	$98,779	$355,637	$3,007,209
Investments in unconsolidated subsidiaries (1)	93,500	—	—	215,531	309,031
Reinsurance recoverable and prepaid premiums	39,702	11,884	—	—	51,586
Deferred policy acquisition costs	69,238	26,691	—	—	95,929
Related party receivables	2,102	—	—	25,179	27,281
Other assets	238,830	15,237	15,722	118,918	388,707

Total assets	$2,325,901	$724,076	$114,501	$715,265	$3,879,743

Liabilities
Reserve for losses and loss adjustment expenses	$324,165	$11,774	$28,218	$—	$364,157
Unearned premiums	72,662	202,227	—	—	274,889
Long-term debt	—	—	—	422,950	422,950
Mandatorily redeemable preferred securities (2)	—	—	—	48,500	48,500
Other liabilities	163,718	32,343	21,871	75,749	293,681

Total liabilities	560,545	246,344	50,089	547,199	1,404,177
Shareholders’ equity	1,765,356	477,732	64,412	168,066	2,475,566

Total liabilities and shareholders’ equity	$2,325,901	$724,076	$114,501	$715,265	$3,879,743

	December 31, 2002
	(Dollars in thousands)
Assets
Cash and investments, at fair value	$1,816,039	$495,778	$68,728	$356,937	$2,737,482
Investments in unconsolidated subsidiaries (1)	83,234	—	—	206,561	289,795
Reinsurance recoverable and prepaid premiums	53,626	10,298	—	—	63,924
Deferred policy acquisition costs	64,380	20,830	—	—	85,210
Related party receivables	1,834	—	—	10	1,844
Other assets	294,744	13,479	16,328	14,243	338,794

Total assets	$2,313,857	$540,385	$85,056	$577,751	$3,517,049

Liabilities
Reserve for losses and loss adjustment expenses	$315,721	$17,849	$17,271	$—	$350,841
Unearned premiums	87,118	145,759	—	—	232,877
Long-term debt	—	—	—	422,950	422,950
Mandatorily redeemable preferred securities (2)	—	—	—	48,500	48,500
Other liabilities	159,323	17,385	14,951	76,389	268,048

Total liabilities	562,162	180,993	32,222	547,839	1,323,216
Shareholders’ equity	1,751,695	359,392	52,834	29,912	2,193,833

Total liabilities and shareholders’ equity	$2,313,857	$540,385	$85,056	$577,751	$3,517,049

	September 30, 2002
	(Dollars in thousands)
Assets
Cash and investments, at fair value	$1,843,747	$461,560	$64,605	$307,025	$2,676,937
Investments in unconsolidated subsidiaries (1)	80,285	—	—	205,302	285,587
Reinsurance recoverable and prepaid premiums	53,587	13,663	—	—	67,250
Deferred policy acquisition costs	64,705	20,242	—	—	84,947
Related party receivables	2,181	—	—	—	2,181
Other assets	311,288	8,411	16,305	(2,776)	333,228

Total assets	$2,355,793	$503,876	$80,910	$509,551	$3,450,130

Liabilities
Reserve for losses and loss adjustment expenses	$310,103	$17,636	$15,786	$—	$343,525
Unearned premiums	92,837	143,210	—	—	236,047
Long-term debt	—	—	—	422,950	422,950
Mandatorily redeemable preferred securities (2)	—	—	—	48,500	48,500
Other liabilities	183,560	22,076	15,906	48,261	269,803

Total liabilities	586,500	182,922	31,692	519,711	1,320,825
Shareholders’ equity	1,769,293	320,954	49,218	(10,160)	2,129,305

Total liabilities and shareholders’ equity	$2,355,793	$503,876	$80,910	$509,551	$3,450,130

THE PMI GROUP, INC. AND SUBSIDIARIES

U.S. MORTGAGE INSURANCE OPERATIONS ANALYSIS OF LOSS RESERVES (3)

	September 30, 2003		June 30, 2003		September 30, 2002
	Loans in Default	Reserve for Losses	Loans in Default	Reserve for Losses	Loans in Default	Reserve for Losses
	(Dollars in thousands)
Primary insurance	36,171	$289,959	34,361	$284,599	33,285	$277,032
Pool insurance	15,929	34,206	15,559	36,541	12,939	33,071

Total	52,100	$324,165	49,920	$321,140	46,224	$310,103

Reconciliation of Reserve for Losses

	September 30, 2003	June 30, 2003	Reserve Change
	(Dollars in thousands)
Gross reserves:
Primary insurance	$289,959	$284,599	$5,360
Pool insurance	34,206	36,541	(2,335)

U.S. Mortgage Insurance operations gross loss reserves	324,165	321,140	3,025
Ceded Reserves:
Primary insurance	(3,279)	(2,988)	(291)
Pool insurance	(145)	(150)	5

Total ceded loss reserves	(3,424)	(3,138)	(286)

U.S. Mortgage Insurance operations net loss reserves	$320,741	$318,002	$2,739

U.S. MORTGAGE INSURANCE OPERATIONS STATISTICAL INFORMATION (3)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Primary new insurance written (in millions)	$17,513	$11,791	$45,429	$34,585
Primary new risk written (in millions)	$4,178	$2,885	$10,641	$8,358
Pool insurance written (in millions) (6)	$3,359	$3,850	$7,533	$13,502
Pool risk written (in millions) (6)	$75	$164	$230	$671
Product mix as a % of new insurance written:
95% LTV’s	28%	33%	27%	33%
90% LTV’s	38%	40%	39%	42%
95% LTV’s with >=30% coverage	21%	25%	20%	24%
90% LTV’s with >=25% coverage	29%	31%	29%	32%
ARMs	8%	8%	9%	7%
Monthlies	92%	97%	92%	95%
Refinances	45%	38%	48%	40%
Bulk transactions	10%	4%	13%	7%
Premiums Written (in thousands):
Gross premiums written	$177,231	$171,469	$543,297	$542,840
Ceded premiums, net of assumed premiums	(32,893)	(27,266)	(94,597)	(70,695)
Refunded premiums	(6,052)	(3,178)	(16,457)	(10,481)

Net premiums written	138,286	141,025	432,243	461,664
Change in unearned premiums	7,804	9,726	15,427	(3,875)

Net premiums earned	$146,090	$150,751	$447,670	$457,789

THE PMI GROUP, INC. AND SUBSIDIARIES

U.S. MORTGAGE INSURANCE OPERATIONS STATISTICAL INFORMATION (3)

	September 30, 2003	June 30, 2003	September 30, 2002
Primary insurance in force (in millions)	$104,574	$103,506	$109,629
Primary risk in force (in millions)	$24,472	$24,089	$25,740
Pool risk in force (in millions) (6)	$2,849	$2,830	$2,916
Risk-to-capital ratio (7)	9.8 to 1	10.3 to 1	11.7 to 1
Insured primary loans	829,064	834,207	893,875
Persistency	41.9%	46.3%	59.4%
Primary loans in default	36,171	34,361	33,285
Primary default rate	4.36%	4.12%	3.72%
Primary claims paid (year-to-date in thousands)	$124,247	$81,679	$69,034
Number of primary claims paid (year-to-date)	5,363	3,510	3,499
Average primary claim size (year-to-date in thousands)	$23.2	$23.3	$19.7
Percentage of NIW subject to captive reinsurance arrangements (year-to-date)	55.7%	54.1%	52.8%
Percentage of IIF subject to captive reinsurance arrangements (year-to-date)	48.6%	46.9%	40.5%

CMG MORTGAGE INSURANCE COMPANY STATISTICAL INFORMATION

	September 30, 2003	June 30, 2003	September 30, 2002
Primary new insurance written (year-to-date in millions)	$5,575	$3,308	$3,786
Primary insurance in force (in millions)	$12,095	$11,677	$10,265
Primary risk in force (in millions)	$2,664	$2,591	$2,360
Insured primary loans	96,098	93,792	84,936
Persistency	47.8%	55.9%	62.9%
Primary loans in default	506	481	353
Primary default rate (year-to-date)	0.53%	0.51%	0.42%
Primary claims paid (year-to-date in thousands)	$1,819	$1,172	$872
Number of primary claims paid (year-to-date)	86	54	53
Average primary claims size (year-to-date in thousands)	$21.1	$21.7	$16.4

THE PMI GROUP, INC. AND SUBSIDIARIES

INTERNATIONAL INSURANCE OPERATIONS STATISTICAL INFORMATION (4)

	September 30, 2003	June 30, 2003	September 30, 2002
PMI Australia
Net premium written (year-to-date in thousands)	$83,870	$49,621	$55,531
Premium earned (year-to-date in thousands)	$58,704	$37,062	$37,810
New insurance written (year-to-date in millions)	$16,474	$9,231	$11,304
Insurance in force (in millions)	$74,547	$68,954	$50,640
Risk in force (in millions)	$68,207	$62,913	$45,918
Loans in default	1,403	1,660	2,237
Claims paid amount (year-to-date in thousands)	$2,260	$1,591	$4,797
Number of claims paid (year-to-date)	189	136	409
PMI Europe
Net premium written (year-to-date in thousands)	$4,349	$3,341	$1,493
Premium earned (year-to-date in thousands)	$4,453	$3,007	$1,295
New credit default swap written (year-to-date in millions)	$2,486	$2,483	$3,692
Credit default swap in force (in millions)	$12,777	$8,586	$6,483
Risk in force (in millions)	$745	$599	$519
Claims paid amount (year-to-date in thousands)	$—	$—	$—
Number of claims paid (year-to-date)	—	—	—